Exhibit (m)(62)

DISTRIBUTION AND SERVICE PLAN

FIDELITY INCOME FUND: FIDELITY ADVISOR INCOME REPLACEMENT 2032 FUND

Institutional Class Shares

1. This Distribution and Service Plan (the "Plan"), when effective in accordance with its terms, shall be the written plan contemplated by Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act") for Institutional Class shares of Fidelity Advisor Income Replacement 2032 Fund ("Institutional Class"), a class of shares of Fidelity Income Replacement 2032 Fund (the "Fund"), a series of Fidelity Income Fund (the "Trust").

2. The Trust has entered into a General Distribution Agreement on behalf of the Fund with Fidelity Distributors Corporation (the "Distributor"), a wholly-owned subsidiary of Fidelity Management & Research Company ("FMR"), under which the Distributor uses all reasonable efforts, consistent with its other business, to secure purchasers for the Fund's shares of beneficial interest ("Shares"). Under the agreement, the Distributor pays the expenses of printing and distributing any prospectuses, reports and other literature used by the Distributor, advertising, and other promotional activities in connection with the offering of Shares of the Fund for sale to the public. It is recognized that Strategic Advisers, Inc. ("Strategic Advisers"), an affiliate of FMR, and/or FMR may use its revenues, including management fees paid to Strategic Advisers by the Fund, or fees paid to FMR by Strategic Advisers out of such management fee revenues, as well as its past profits or its resources from any other source, to make payment to the Distributor with respect to any expenses incurred in connection with the distribution of Institutional Class Shares, including the activities referred to above.

3. Strategic Advisers and/or FMR directly, or through the Distributor, may, subject to the approval of the Trustees, make payments to securities dealers and other third parties who engage in the sale of Institutional Class Shares or who render shareholder support services, including but not limited to providing office space, equipment and telephone facilities, answering routine inquiries regarding the Fund, processing shareholder transactions and providing such other shareholder services as the Trust may reasonably request.

4. The Institutional Class will not make separate payments as a result of this Plan to Strategic Advisers, FMR, Distributor or any other party. To the extent that any payments made by the Fund to Strategic Advisers, including payment of management fees, out of which management fees Strategic Advisers may pay fees to FMR, should be deemed to be indirect financing of any activity primarily intended to result in the sale of Institutional Class Shares within the meaning of Rule 12b-1, then such payments shall be deemed to be authorized by this Plan.

5. This Plan shall become effective upon the approval by a vote of a majority of the Trustees of the Trust, including a majority of Trustees who are not "interested persons" of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement related to the Plan (the "Independent Trustees"), cast in person at a meeting called for the purpose of voting on this Plan.

6. This Plan shall, unless terminated as hereinafter provided, remain in effect until April 30, 2008, and from year to year thereafter, provided, however, that such continuance is subject to approval annually by a vote of a majority of the Trustees of the Trust, including a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on this Plan. This Plan may be amended at any time by the Board of Trustees, provided that (a) any amendment to authorize direct payments by the Institutional Class to finance any activity primarily intended to result in the sale of Institutional Class Shares, or to increase materially the amount spent by the Institutional Class for distribution, shall be effective only upon approval by a vote of a majority of the outstanding voting securities of the Institutional Class and (b) any material amendments of this Plan shall be effective only upon approval in the manner provided in the first sentence in this paragraph 6.

7. This Plan may be terminated at any time, without the payment of any penalty, by vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities of the Institutional Class.

8. During the existence of this Plan, the Trust shall require Strategic Advisers and/or FMR and/or Distributor to provide the Trust, for review by the Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended in connection with financing any activity primarily intended to result in the sale of Institutional Class Shares (making estimates of such costs where necessary or desirable) and the purposes for which such expenditures were made.

9. This Plan does not require Strategic Advisers, FMR, or Distributor to perform any specific type or level of distribution activities or to incur any specific level of expenses for activities primarily intended to result in the sale of Institutional Class Shares.

10. Consistent with the limitation of shareholder liability as set forth in the Trust's Declaration of Trust or other organizational document, any obligation assumed by Institutional Class pursuant to this Plan and any agreement related to this Plan shall be limited in all cases to Institutional Class and its assets and shall not constitute an obligation of any shareholder of the Trust or of any other class of the Fund, series of the Trust or class of such series.

11. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.